News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

For Immediate Release

           Southwest Georgia Financial Corporation Announces
            Record Earnings for the Fourth Quarter of 2003

MOULTRIE, GEORGIA, January 23, 2004 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported record earnings and record earnings per share for the fourth quarter 2003. Fourth quarter net income was $1.019 million, up 8.2 percent from $942.0 thousand for the fourth quarter 2002. Earnings per share for the fourth quarter were $.40, up 11.1 percent compared with $.36 for the fourth quarter 2002. The earnings improvement was primarily a result of an 11 percent increase in noninterest income combined with reduced provision for loan loss and reduced income taxes which more than offset lower net interest income. The share buy back program continues to positively impact earnings per share.

For the year ended December 31, 2003, net income was $2.48 million compared with $3.60 million for the same period last year. The $1.1 million decline was primarily related to a $1.739 million pre-tax charge for the transfer of a non-performing asset, the Colquitt Retirement Inn, to the Georgia Trust for Historical Preservation during the second quarter of 2003 as previously announced. Annual earnings per share for 2003 were $.97 compared with $1.37 for the same period last year.

DeWitt Drew, President and CEO commented, "Our strong fourth quarter can be mostly attributed to efforts to strengthen our balance sheet, to diversify sources of revenue, and to control noninterest expense. We continue to improve our performance in lines of business that are not dependent on interest rates and are maintaining a conservative balance sheet that should be easier to manage in a rising rate environment."

Mr. Drew continued, "In December, we announced we had signed a definitive agreement to merge with Sylvester Banking Company and its parent company, First Bank Holding Company. This acquisition will add approximately $45 million to our asset base and expand our banking operation into Worth County. We anticipate the transaction will be completed near the end of the first quarter of 2004."

During the quarter and twelve-month periods, the Company repurchased 8,500 shares and 52,500 shares, respectively. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 350,500 shares of its common stock at an average price of $16.65 per share. The Company extended the stock repurchase program in January of 2003 enabling it to acquire up to 150,000 shares through January 2004.

The Company's net interest margin was 4.61 percent for 2003, down 39 basis points from the same period a year ago primarily due to a $15.2 million decrease in average loan volume. The Company's net interest margin continues to be relatively strong despite the lower loan volume.

Return on average assets for the fourth quarter of 2003 was 1.67 percent, up from 1.57 percent from the same period in 2002. Return on equity for the fourth quarter improved to 12.42 percent, up 106 basis points from 11.36 percent for the same period in 2002. The performance measures for the year ended December 31, 2003, reflect the impact of the charge associated with the disposition of the Colquitt Retirement Inn. Therefore, return on average assets was 1.03 percent compared with 1.52 percent for the same period in 2002, while return on average equity was 7.46 percent in 2003 compared with 11.19 percent for the prior year. Total assets as of December 31, 2003, were $246.2 million, up 2.4 percent from the same period a year ago. The ratio of nonperforming assets to total assets significantly improved to .90 percent compared with 1.46 percent at the same time last year, mainly as a result of the transfer of The Colquitt Retirement Inn. On a per share basis, book value at year end was $12.99, up from $12.87 in 2002.

Noninterest income for the fourth quarter of 2003 increased 17 percent to $1.67 million compared with $1.43 million in the same quarter last year.
All significant lines of noninterest income showed increases both for the year and for the fourth quarter when compared with like periods from 2002. For the year ended December 31, 2003, mortgage banking income, the largest component of noninterest income, was $3.45 million, up from $3.02 million in 2002. Mr. Drew commented, "Mortgage banking had a strong year despite a relatively flat level of originations. Its strength lies in the almost $600 million commercial real estate portfolio serviced."

Noninterest expenses for the fourth quarter of 2003 were $2.67 million compared with $2.53 million in the fourth quarter of 2002. Noninterest expenses for the year ended December 31, 2003, were $10.267 million, down $32 thousand from the previous year. This decrease was largely due to a $296 thousand reduction in salary and employee benefit expenses which more than offset increases in occupancy expense, equipment expense, and data processing expense.

Total loans as of December 31, 2003, were $97.1 million, down $8.8 million or 8.3 percent, from the prior year. The Company's continued focus on high credit standards, combined with a soft economy and increased local competition have contributed to the decrease in loan demand. Total deposits at December 31, 2003, decreased 3.7 percent from last year to $182.9 million. The Company manages a sound core deposit base which enables it to effectively invest its assets for consistent performance despite the very low interest rate environment. Reserve coverage of loans improved to 2.41 percent from 1.79 percent, reflecting a strengthening of reserves.

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $246 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County and Thomas County, and automated teller machine (ATM) facilities conveniently located in the surrounding cities of Doerun, Newton, and Pavo, as well as the main office. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the likelihood that the transaction with First Bank Holding Company will be completed near the end of the first quarter of 2004, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                         December 31,  December 31,  December 31,
ASSETS                                        2003          2002          2001
Cash and due from banks                    $  10,960     $  11,881     $   9,212
Interest-bearing deposits with banks              44         3,997         1,143
Federal funds sold                                 0         2,000         1,130
Investment securities available for sale      71,544        40,055        27,911
Investment securities held to maturity        54,696        65,150        60,473
Loans, less unearned income and discount      97,115       105,934       121,549
 Allowance for loan losses                    (2,338)       (1,900)       (1,883)
   Net loans                                  94,777       104,034       119,666
Premises and equipment                         5,655         5,434         5,536
Foreclosed assets, net                         1,203         1,982         3,545
Intangible assets                              2,038         2,361         2,685
Other assets                                   5,236         3,574         3,543
   Total assets                            $ 246,153     $ 240,468     $ 234,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                       $  27,904     $  28,925     $  25,760
 NOW accounts                                 35,319        36,113        36,566
 Money market                                 13,828        12,514        14,338
 Savings                                      18,201        18,193        12,270
 Certificates of deposit $100,000 and over    25,236        26,098        28,212
 Other time accounts                          62,388        68,080        75,755
   Total deposits                            182,876       189,923       192,901

 Federal funds purchased                       2,000             0             0
 Other borrowings                             10,000         2,400         4,800
 Long-term debt                               13,691        11,041         3,391
 Accounts payable and accrued liabilities      4,598         3,782         2,795
   Total liabilities                         213,165       207,146       203,887
Shareholders' equity:
 Common stock - par value $1;
  5,000,000 shares authorized;
  3,302,750 shares issued (*)                  3,303         3,300         3,000
 Additional paid-in capital                    7,172         7,134         2,034
 Retained earnings                            29,555        28,403        31,467
 Accumulated other comprehensive income          721         1,189           161
   Total                                      40,751        40,026        36,662
Treasury stock - at cost (**)                 (7,763)       (6,704)       (5,705)
   Total shareholders' equity                 32,988        33,322        30,957
   Total liabilities and
    shareholders' equity                   $ 246,153     $ 240,468     $ 234,844

*  Common stock - shares outstanding       2,539,175     2,588,925     2,648,352
** Treasury stock - shares                   763,575       711,075       651,648

                 SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                 CONSOLIDATED  INCOME STATEMENT (unaudited)
                (Dollars in thousands except per share data)
                                     For the Three Months  For the Twelve Months
                                       Ended December 31,    Ended December 31,
                                         2003       2002       2003       2002
Interest income:
 Interest and fees on loans             $1,722     $2,179     $7,309     $9,280
 Interest and dividend on securities
  available for sale                       763        429      2,622      1,627
 Interest on securities held
  to maturity                              706        936      3,149      3,753
 Interest on federal funds sold              0          7          2         22
 Interest on deposits with banks            10         21         43         56
   Total interest income                 3,201      3,572     13,125     14,738

Interest expense:
 Interest on deposits                      563        851      2,721      3,968
 Interest on federal funds purchased         0          0          3          2
 Interest on other borrowings               69         26        197        115
 Interest on long-term debt                118        125        466        344
   Total interest expense                  750      1,002      3,387      4,429
   Net interest income                   2,451      2,570      9,738     10,309
Provision for loan losses                   67        159        517        534
   Net income after provision for
    losses on loans                      2,384      2,411      9,221      9,775

Noninterest income:
 Service charges on deposit accounts       359        291      1,290      1,092
 Income from trust services                 56         56        262        216
 Income from retail brokerage
  services                                  65         76        261        267
 Income from insurance services            291        246      1,002        922
 Income from mortgage banking
  services                                 850        730      3,447      3,021
 Net gain (loss) on the sale or
  abandonment of assets                  (  12)        40     (1,846)      (214)
 Net gain (loss) on the sale of
  securities                                 0          0          0        121
 Other income                               22         31        129        170
   Total noninterest income              1,631      1,470      4,545      5,595

Noninterest expense:
 Salary and employee benefits            1,446      1,349      5,749      6,045
 Occupancy expense                         104        131        563        553
 Equipment expense                         187        165        582        518
 Data processing expense                   136        130        541        532
 Amortization of intangible assets          81         81        324        324
 Other operating expense                   723        676      2,508      2,327
   Total noninterest expense             2,677      2,532     10,267     10,299
Income before income
 tax expense                             1,338      1,349      3,499      5,071
Provision for income taxes                 319        407      1,019      1,469
   Net income                           $1,019     $  942     $2,480    $ 3,602
Net income per share,
 basic & diluted                        $ 0.40     $ 0.36     $ 0.97    $  1.37

Dividends paid per share,
 basic & diluted                        $ 0.13     $ 0.12     $ 0.52    $  0.47

Weighted average shares outstanding  2,542,153  2,598,428  2,560,202  2,619,559

                  SOUTHWEST GEORGIA FINANCIAL CORPORATION
                            Financial Highlights
                (Dollars in thousands except per share data)
At December 31                                       2003        2002

Assets                                            $ 246,153   $ 240,468
Loans, less unearned income & discount               97,115     105,934
Deposits                                            182,876     189,923
Shareholders' equity                                 32,988      33,322
Book value per share                                  12.99       12.87
Loan loss reserve/loans                               2.41%       1.79%
Nonperforming assets/loans & other real estate        2.25%       3.26%

                                           Three Months Ended  Twelve Months Ended
                                                December 31,      December 31,
                                                2003     2002     2003     2002
Net income (loss)                            $1,019  $  942     $2,480  $3,602
Earnings (loss) per share,
 basic & diluted                               0.40    0.36       0.97    1.37
Dividends paid per share,
 basic & diluted                               0.13    0.12       0.52    0.47
Return on assets                               1.67%   1.57%      1.03%   1.52%
Return on equity                              12.42%  11.36%      7.46%  11.19%
Net interest margin (tax equivalent)           4.58%   4.91%      4.61%   5.00%
Net charge offs (recoveries) /average loans    0.28%   1.17%      0.08%   0.45%

Quarterly                       4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr
Averages                         2003      2003      2003      2003      2002
Assets                         $243,475  $239,483  $243,498  $240,988  $239,792
Loans, less unearned income
 & discount                      96,598    96,786   100,935   104,150   109,720
Deposits                        182,520   183,620   188,061   189,646   187,244
Equity                           32,822    32,516    33,929    33,640    33,159
Return on assets                   1.67%     1.59%   (0.61)%     1.46%     1.57%
Return on equity                  12.42%    11.71%   (4.37)%    10.47%    11.36%
Net income (loss)              $  1,019  $    952  $  (370)  $    880  $    942
Net income (loss) per share,
 basic & diluted               $   0.40  $   0.37  $ (0.14)  $   0.34  $   0.36
Dividends paid per share,
 basic & diluted               $   0.13  $   0.13  $  0.13   $   0.13  $   0.12